FILED PURSUANT TO RULE 424B5
                                              FILE NUMBER 333-07753


                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1997
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 24, 1996

                                  $100,000,000

                       MACSAVER FINANCIAL SERVICES, INC.

                          % NOTES DUE                , 2002

[LOGO]                      GUARANTEED AS TO PAYMENT
                          OF PRINCIPAL AND INTEREST BY

                             HEILIG-MEYERS COMPANY
                            ------------------------

     The Notes are being offered by MacSaver Financial Services, Inc. Interest
on the Notes is payable on         and         of each year, commencing
        , 1997. The Notes are not redeemable prior to maturity and do not provide for any sinking fund.

     The Notes will be issued in fully registered, book-entry form in denominations of $1,000 and integral multiples thereof. The Notes will be represented by one or more global notes (the "Global Notes") registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in certificated form will not be issued. See "Description of Notes."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

                                                                   INITIAL PUBLIC         UNDERWRITING          PROCEEDS TO
                                                                 OFFERING PRICE(1)        DISCOUNT(2)          COMPANY(1)(3)
                                                                --------------------  --------------------  --------------------
Per Note......................................................           %                     %                     %
Total.........................................................           $                     $                     $

---------------

(1) Plus accrued interest, if any, from            , 1997.

(2) MacSaver Financial Services, Inc. and Heilig-Meyers Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $        payable by MacSaver
    Financial Services, Inc.

                            ------------------------

     The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Global
Notes will be ready for delivery in New York, New York on or about             ,
1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                        NATIONSBANC CAPITAL MARKETS, INC.
                                                            SALOMON BROTHERS INC

                            ------------------------

          The date of this Prospectus Supplement is February   , 1997.


*******RED HERRING***************
    THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                            ------------------------

                                   THE ISSUER

     MacSaver Financial Services, Inc. ("MacSaver") is a Delaware corporation and a wholly-owned subsidiary of Heilig-Meyers Company ("Heilig-Meyers"). The principal business of MacSaver is to obtain financing for the operations of Heilig-Meyers and its other subsidiaries. In addition, MacSaver generally acquires and holds the aggregate principal amount of installment credit accounts generated by Heilig-Meyers' operating subsidiaries. The executive offices of MacSaver are located at 2 Reads Way, Suite 224, New Castle, Delaware 19720. The telephone number is (302) 325-3841.

                             HEILIG-MEYERS COMPANY

     Heilig-Meyers is the nation's largest publicly held specialty retailer of home furnishings, with 795 Heilig-Meyers and 105 Rhodes stores in 32 states as of January 31, 1997. Heilig-Meyers also operated 32 Berrios retail furniture stores in Puerto Rico as of January 31, 1997. Heilig-Meyers' executive offices are located at 2235 Staples Mill Road, Richmond, Virginia 23230. The telephone number is (804) 359-9171.

                                USE OF PROCEEDS

     MacSaver intends to use the net proceeds from the sale of the Notes to repay a portion of MacSaver's short-term bank debt having a weighted average
interest rate of   % and a weighted average maturity of   days as of          ,
1997.

                              RECENT DEVELOPMENTS

     On December 31, 1996, Rhodes, Inc. ("Rhodes"), a Georgia corporation, one of the largest specialty furniture retailers in the United States, became a wholly-owned subsidiary of Heilig-Meyers. Rhodes will be operated as a separate division of Heilig-Meyers and approximately 4.6 million shares of Heilig-Meyers common stock will be issued to former Rhodes' shareholders in connection with this transaction. As of January 31, 1997, Rhodes operated 105 stores in 15 southern, midwestern and western states and 11 associated regional distribution centers. While Rhodes' stores are primarily located in metropolitan areas, Heilig-Meyers plans to continue its strategy of locating stores primarily in small towns and rural markets. Including the Rhodes stores, approximately 75% of Heilig-Meyers' stores are located in towns with populations under 50,000 and more than 25 miles from a metropolitan market as of January 31, 1997.

     On February 4, 1997, Heilig-Meyers announced that it entered into an agreement to purchase certain assets relating to 10 stores operating in central Texas under the name "The RoomStore." The RoomStore operates under a "rooms concept," displaying and selling furniture in complete room packages. Heilig-Meyers plans to maintain The RoomStore name and continue to operate these stores under this format.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Heilig-Meyers at November 30, 1996, and as adjusted to give effect to the application of estimated net proceeds of $100,000,000, prior to deduction of underwriters' compensation and expenses, from the sale of the Notes offered hereby.

                                                                                                     NOVEMBER 30, 1996
                                                                                                  ------------------------
                                                                                                                    AS
                                                                                                    ACTUAL       ADJUSTED
                                                                                                  ----------    ----------
                                                                                                      (UNAUDITED, $ IN
                                                                                                         THOUSANDS)

Cash...........................................................................................   $    9,858    $    9,858
                                                                                                  ----------    ----------
                                                                                                  ----------    ----------
Short-term debt:
  Notes payable................................................................................   $  153,750    $   53,750
  Long-term debt due within one year...........................................................       99,246        99,246
                                                                                                  ----------    ----------
     Total short-term debt.....................................................................      252,996       152,996
Long-term debt.................................................................................      448,531       548,531
                                                                                                  ----------    ----------
     Total debt................................................................................      701,527       701,527
                                                                                                  ----------    ----------
Stockholders' equity:
  Preferred stock, $10 par value; authorized shares, 3,000,000; outstanding shares, none.......
  Common stock, $2 par value; authorized shares, 250,000,000; outstanding shares, 48,622,771...       97,246        97,246
  Capital in excess of par value...............................................................      121,505       121,505
  Retained earnings............................................................................      320,404       320,404
                                                                                                  ----------    ----------
     Total stockholders' equity................................................................      539,155       539,155
                                                                                                  ----------    ----------
       Total capitalization....................................................................   $1,240,682    $1,240,682
                                                                                                  ----------    ----------
                                                                                                  ----------    ----------

          SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HEILIG-MEYERS

     The selected consolidated financial information set forth below is qualified in its entirety by and should be read in conjunction with the audited consolidated financial statements and notes thereto, and the unaudited consolidated financial statements and the notes thereto for the nine month period ending November 30, 1996, in each case included in the documents incorporated by reference into the Prospectus accompanying this Prospectus Supplement. The selected financial data for the five years ended February 29(28), 1996 are derived from the consolidated financial statements of Heilig-Meyers which have been audited by Deloitte & Touche LLP, independent certified public accountants. See "Experts."

                 SUMMARY FINANCIAL INFORMATION OF HEILIG-MEYERS

                                                         NINE MONTHS
                                                        ENDED NOVEMBER
                                                       30, (UNAUDITED)               YEAR ENDED FEBRUARY 28/29,
                                                       ----------------    ----------------------------------------------
                                                        1996      1995      1996      1995      1994      1993      1992
                                                       ------    ------    ------    ------    ------    ------    ------
                                                                 ($ IN MILLIONS, EXCEPT PERCENTAGES AND RATIOS)
Consolidated Statement of Earnings Data
Revenues
  Sales.............................................   $  939    $  854    $1,138    $  956    $  724    $  550    $  437
  Other income......................................      176       165       221       196       140       108        83
                                                       ------    ------    ------    ------    ------    ------    ------
     Total revenues.................................    1,115     1,019     1,359     1,152       864       658       520

Costs and expenses
  Costs of sales....................................      613       559       752       618       460       351       277
  S,G&A.............................................      363       324       436       350       260       200       160
  Interest..........................................       33        30        41        33        24        23        21
  Provision for doubtful accounts...................       60        47        65        45        32        24        20
                                                       ------    ------    ------    ------    ------    ------    ------
     Total costs and expenses.......................    1,069       960     1,294     1,046       776       598       478
                                                       ------    ------    ------    ------    ------    ------    ------
Earnings before income taxes........................       46        60        65       106        88        60        42
Provision for income taxes..........................       16        21        23        39        33        22        15
                                                       ------    ------    ------    ------    ------    ------    ------
Net earnings........................................   $   30    $   39    $   42    $   67    $   55    $   38    $   27
                                                       ------    ------    ------    ------    ------    ------    ------
                                                       ------    ------    ------    ------    ------    ------    ------

Other Data
EBITDA..............................................   $  103    $  112    $  135    $  163    $  132    $   98    $   76
Depreciation and amortization.......................       24        22        29        24        21        16        14
EBIT................................................       79        90       106       139       111        82        62
Capital expenditures................................       53        44        40        49        36        27        24
Acquisitions........................................       53        12        52       132        75        26        39

Ratio of net debt to prior 12 months EBITDA.........      5.6x      4.0x      4.0x      3.2x      3.4x      3.4x      3.5x
Ratio of EBITDA to interest.........................      3.1       3.7       3.3       4.9       5.5       4.3       3.6
Ratio of earnings to fixed charges..................      1.8       2.1       1.6       2.3       2.5       2.4       2.1
Total debt to total capitalization..................     56.5%     53.2%     51.9%     52.3%     51.4%     52.6%     50.4%
Net debt to net capitalization......................     56.2      52.7      51.2      51.8      51.1      52.3      50.1

Return on assets....................................      3.6       4.5       5.4       7.8       7.7       7.5       7.1
Return on equity....................................      5.6       7.6       8.2      14.5      14.9      13.3      12.0

Number of stores....................................      827       714       716       647       570       425       374

Balance Sheet Data (at end of period)
Cash................................................   $   10    $  $11    $   16    $   10    $    6    $    4    $    3
Accounts receivable, net............................      617       576       519       538       535       398       316
Inventory...........................................      346       299       293       254       184       132       120
Property, plant and equipment, net..................      262       223       216       203       168       127       109
Total assets........................................    1,517     1,343     1,289     1,209     1,050       766       637
Notes payable.......................................      154       220       190       140       173       113        29
Long-term debt (incl. current portion)..............      548       371       370       399       286       226       240
Total debt..........................................      702       590       560       539       459       339       269
Total stockholders' equity..........................      539       519       519       490       433       306       264

                       PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined statements of earnings for the year ended February 29, 1996 and the nine months ended November 30, 1996 give effect to (i) acquisitions of certain assets from various entities by Heilig-Meyers and by Rhodes that have occurred and (ii) the acquisition of Rhodes (the "Merger"). The pro forma information is based on the historical financial statements of Heilig-Meyers and Rhodes giving effect to the Merger under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements. The following unaudited pro forma combined balance sheet gives effect to the acquisition of Rhodes as if it had been completed as of November 30, 1996.

     The unaudited pro forma statements have been prepared by the management of Heilig-Meyers and Rhodes based upon the historical information included herein and other financial information. These pro forma statements do not purport to be indicative of the results of operations or financial position which would have occurred had the acquisition been made at the beginning of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future.

     Heilig-Meyers will account for the transaction under the purchase method of accounting. Accordingly, the cost to acquire Rhodes will be allocated to the assets acquired and liabilities assumed according to their respective fair values. The final allocation of the purchase price is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such a complete allocation in the accompanying pro forma statements. Accordingly, the purchase allocation adjustments are preliminary and have been made solely for the purpose of preparing such pro forma statements.

                             HEILIG-MEYERS COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                      FOR THE YEAR ENDED FEBRUARY 29, 1996

                                    HEILIG-MEYERS                                  RHODES
                       ----------------------------------------   -----------------------------------------
                                        OTHER                                       OTHER                        PRO FORMA
                       HISTORICAL  ACQUISITIONS (A)  PRO FORMA    HISTORICAL   ACQUISITIONS (B)   PRO FORMA   ADJUSTMENTS (C)
                       ----------  ----------------  ----------   ----------   ----------------   ---------   ---------------
                                                                   (IN THOUSANDS)
REVENUES:
  Sales............... $1,138,506      $ 92,750      $1,231,256    $ 430,193       $ 76,015       $ 506,208
  Other Income........    220,843         7,900         228,743        5,822                          5,822
                       ----------  ----------------  ----------   ----------   ----------------   ---------
    Total Revenues....  1,359,349       100,650       1,459,999      436,015         76,015         512,030
                       ----------  ----------------  ----------   ----------   ----------------   ---------
COSTS AND EXPENSES:
  Costs of sales......    752,317        62,400         814,717      225,953         46,161         272,114         55,450(D)
                                                                                                                      (550)(E)
  Selling, general and
    administrative....    436,361        32,400         468,761      190,445         29,678         220,123        (55,450)(D)
                                                                                                                    (2,325)(F)
                                                                                                                     2,300(G)
  Interest............     40,767         4,950          45,717        6,898          1,884           8,782         (1,825)(H)
  Non-recurring
    charge............                                                 2,400                          2,400
  Provision for
    doubtful
    accounts..........     65,379         1,600          66,979          167             61             228
                       ----------  ----------------  ----------   ----------   ----------------   ---------   ---------------
    Total costs and
      expenses........  1,294,824       101,350       1,396,174      425,863         77,784         503,647         (2,400)
                       ----------  ----------------  ----------   ----------   ----------------   ---------   ---------------
EARNINGS (LOSS) BEFORE
  INCOME TAXES........     64,525          (700)         63,825       10,152         (1,769)          8,383          2,400
Provision for income
  taxes...............     23,021          (250)         22,771        4,162           (726)          3,436            960(I)
                       ----------  ----------------  ----------   ----------   ----------------   ---------   ---------------
NET EARNINGS (LOSS)... $   41,504      $   (450)     $   41,054    $   5,990       $ (1,043)      $   4,947      $   1,440
                       ----------  ----------------  ----------   ----------   ----------------   ---------   ---------------
                       ----------  ----------------  ----------   ----------   ----------------   ---------   ---------------


                        PRO FORMA
                         COMBINED
                        ----------
                       <

REVENUES:
  Sales...............  $1,737,464
  Other Income........     234,565
                        ----------
    Total Revenues....   1,972,029
                        ----------
COSTS AND EXPENSES:
  Costs of sales......   1,141,731

  Selling, general and
    administrative....     633,409

  Interest............      52,674
  Non-recurring
    charge............       2,400
  Provision for
    doubtful
    accounts..........      67,207
                        ----------
    Total costs and
      expenses........   1,897,421
                        ----------
EARNINGS (LOSS) BEFORE
  INCOME TAXES........      74,608
Provision for income
  taxes...............      27,167
                        ----------
NET EARNINGS (LOSS)...  $   47,441
                        ----------
                        ----------

     See notes to pro forma condensed consolidated statements of earnings.

                             HEILIG-MEYERS COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                  FOR THE NINE MONTHS ENDED NOVEMBER 30, 1996

                                                      HEILIG-MEYERS
                                        ------------------------------------------
                                                          OTHER                        RHODES        PRO FORMA      PRO FORMA
                                        HISTORICAL   ACQUISITIONS (A)   PRO FORMA    HISTORICAL   ADJUSTMENTS (C)    COMBINED
                                        ----------   ----------------   ----------   ----------   ---------------   ----------
                                                                            (IN THOUSANDS)
REVENUES:
  Sales...............................  $  939,406       $ 44,900       $  984,306    $ 375,258                     $1,359,564
  Other Income........................     175,506          3,650          179,156        4,998                        184,154
                                        ----------   ----------------   ----------   ----------                     ----------
     Total Revenues...................   1,114,912         48,550        1,163,462      380,256                      1,543,718
                                        ----------   ----------------   ----------   ----------                     ----------
COSTS AND EXPENSES:
  Costs of sales......................     613,032         30,550          643,582      206,191        55,750(D)       905,023
                                                                                                         (500)(E)
  Selling, general and
     administrative...................     362,445         15,500          377,945      176,317       (55,750)(D)      498,337
                                                                                                       (1,900)(F)
                                                                                                        1,725(G)
  Interest............................      33,415          2,500           35,915        7,170        (1,660)(H)       41,425
  Provision for doubtful accounts.....      60,027            700           60,727          330                         61,057
                                        ----------   ----------------   ----------   ----------   ---------------   ----------
     Total costs and expenses.........   1,068,919         49,250        1,118,169      390,008        (2,335)       1,505,842
                                        ----------   ----------------   ----------   ----------   ---------------   ----------
EARNINGS (LOSS) BEFORE INCOME TAXES...      45,993           (700)          45,293       (9,752)        2,335           37,876
Provision for income taxes............      16,384           (250)          16,134       (3,998)          934(I)        13,070
                                        ----------   ----------------   ----------   ----------   ---------------   ----------
NET EARNINGS (LOSS)...................  $   29,609       $   (450)      $   29,159    $  (5,754)      $ 1,401       $   24,806
                                        ----------   ----------------   ----------   ----------   ---------------   ----------
                                        ----------   ----------------   ----------   ----------   ---------------   ----------

     See notes to pro forma condensed consolidated statements of earnings.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

      (A) Amounts reflect the pro forma results of other Heilig-Meyers acquisitions that have occurred. These amounts include pro forma adjustments to reflect the amortization of goodwill and additional interest expense that would have been incurred had the acquisitions been completed at the beginning of the period.

      (B) Amounts reflect the acquisition of certain assets of Weberg by Rhodes during fiscal year 1996. These amounts include pro forma adjustments to reclassify certain revenue and expense amounts to conform to Rhodes' presentation. Additionally, amounts reflect the amortization of goodwill and additional interest expense that would have occurred had the acquisition been completed at the beginning of the period.

      (C) Heilig-Meyers expects to achieve certain synergies in relation to the business combination. Such synergies are not included in the pro forma adjustments.

      (D) Rhodes occupancy, warehouse and delivery expenses have been reclassified from selling, general and administrative expenses to cost of sales to be consistent with the Heilig-Meyers presentation.

      (E) Elimination of the effect of LIFO inventory on cost of goods sold.

      (F) Elimination of amortization of Rhodes' historical goodwill and other intangible assets.

      (G) Amortization of estimated goodwill attributable to the transaction.

      (H) To give effect to refinancing of certain Rhodes long term notes payable.

      (I) To tax effect pro forma adjustments at the statutory rate adjusted for the tax treatment of goodwill.

                             HEILIG-MEYERS COMPANY

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF NOVEMBER 30, 1996

                                                                    HEILIG-MEYERS     RHODES        PRO FORMA        PRO FORMA
                                                                     HISTORICAL     HISTORICAL   ADJUSTMENTS (A)      COMBINED
                                                                    -------------   ----------   ---------------     ----------
                                                                                      (AMOUNTS IN THOUSANDS)
ASSETS:
Current assets:
  Cash............................................................   $     9,858     $     508                       $   10,366
  Accounts receivable, net........................................       617,431         8,380                          625,811
  Inventories.....................................................       345,953        82,029        (12,168)(B)       415,814
  Other...........................................................        69,316        11,983         14,383(C)         95,682
                                                                    -------------   ----------   ---------------     ----------
     Total Current Assets.........................................     1,042,558       102,900          2,215         1,147,673
                                                                    -------------   ----------   ---------------     ----------
Property, plant & equipment, net..................................       261,843        83,862                          345,705
Excess cost over net assets acquired
  and other, net..................................................       212,857        71,594        (61,373)(D)       306,550
                                                                                                       92,111(D)
                                                                                                       (8,639)(E)
                                                                    -------------   ----------   ---------------     ----------
                                                                     $ 1,517,258     $ 258,356      $  24,314        $1,799,928
                                                                    -------------   ----------   ---------------     ----------
                                                                    -------------   ----------   ---------------     ----------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Notes payable...................................................   $   153,750     $  15,219                       $  168,969
  Long-term debt due within one year..............................        99,246                                         99,246
  Accounts payable................................................       121,598                                        121,598
  Accrued expenses and other......................................       103,373        94,750         18,000(F)        217,773
                                                                                                        1,650(G)
                                                                    -------------   ----------   ---------------     ----------
     Total Current Liabilities....................................       477,967       109,969         19,650           607,586
                                                                    -------------   ----------   ---------------     ----------
Long-term debt/capital leases.....................................       448,531        76,992                          525,523
Deferred income taxes.............................................        51,605         6,862                           58,467
Stockholders' equity:
  Common stock, at par............................................        97,246                        9,150(H)        106,396
  Capital in excess of par value..................................       121,505       99, 838         60,047(H)        181,552
                                                                                                      (99,838)(H)
  Retained earnings (accumulated deficit).........................       320,404       (35,305)        35,305(H)        320,404
                                                                    -------------   ----------   ---------------     ----------
     Total stockholders' equity...................................       539,155        64,533          4,664           608,352
                                                                    -------------   ----------   ---------------     ----------
                                                                     $ 1,517,258     $ 258,356      $  24,314        $1,799,928
                                                                    -------------   ----------   ---------------     ----------
                                                                    -------------   ----------   ---------------     ----------

          See notes to pro forma condensed consolidated balance sheet.

                             HEILIG-MEYERS COMPANY

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

      (A) The final allocation of the purchase price is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such a complete allocation in the condensed consolidated pro forma balance sheet. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of preparing such pro forma balance sheet.

      (B) To adjust Rhodes' LIFO inventory to a FIFO average cost basis net of allowances for obsolescence, shrinkage and damaged goods.

      (C) To record the estimated deferred income tax effects of adjustments described in (B) and (D) through (G) herein.

      (D) To remove Rhodes' net goodwill balance of $61,373 and to reflect the net effect of pro forma adjustments that impact the excess purchase price and other direct expenses of the Merger over the fair value of net assets acquired which is an estimated $92,111.

      (E) To adjust certain Rhodes' intangibles and other assets to estimated fair value.

      (F) To record liability for direct out-of-pocket costs and contractual obligations arising due to the change in control of Rhodes and estimated incremental costs associated with severance and relocation.

      (G) To accrue prepayment penalities related to long term debt obligations of Rhodes.

      (H) To record consideration for the Merger and remove Rhodes stockholders' equity balances:

          Heilig-Meyers shares to be issued in exchange for Rhodes common stock.......................     4,575
          Market value per share of Heilig-Meyers Common Stock on announcement date...................   $15.125
                                                                                                         -------
            Total value of stock exchange.............................................................   $69,197
                                                                                                         -------
                                                                                                         -------

                              DESCRIPTION OF NOTES

     THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF DEBT SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. CAPITALIZED TERMS NOT DEFINED IN THIS PROSPECTUS SUPPLEMENT HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PROSPECTUS.

     The Notes are to be issued under an Indenture, dated as of August 1, 1996 (the "Indenture"), among MacSaver, Heilig-Meyers and First Union National Bank of Virginia, as Trustee (the "Trustee"), which is more fully described in the accompanying Prospectus under "Description of Debt Securities."

GENERAL

     The Notes are a separate series of Debt Securities under the Indenture described in the Prospectus and will be limited to $100,000,000 aggregate principal amount. The Notes will be issued only in book-entry form in denominations of $1,000 and integral multiples of $1,000, will bear interest
from          , 1997 at the annual rate set forth on the cover page of this
Prospectus Supplement, and will mature on          , 2002. Interest will be
payable semi-annually on          and          of each year, commencing
         , 1997, to the persons in whose names the Notes are registered at the
close of business on the          or          next preceding such interest
payment date. The Notes will not be redeemable prior to their stated maturity date and will not be entitled to any sinking fund.

     Principal of and interest on the Notes will be payable at the office or agency of MacSaver to be maintained in the Borough of Manhattan, The City of New York, initially at First Union National Bank, 40 Broad Street, 5th Floor, Suite 500, New York, New York 10004; provided, however, that at the option of MacSaver payment of interest may be made by check mailed to the registered Holders of the Notes.

RANKING

     The Notes will be unsecured obligations of MacSaver, will rank equally and ratably with other unsecured and unsubordinated indebtedness of MacSaver and will be unconditionally guaranteed as to payment of principal and interest by Heilig-Meyers. The Guarantees will be unsecured obligations of Heilig-Meyers and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Heilig-Meyers.

BOOK-ENTRY PROCEDURES

     Upon issuance, all Notes will be represented by one or more fully registered global notes (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depositary Trust Company, as Depositary ("DTC" or the "Depositary"), registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary.

     The Depositary has advised MacSaver as follows: the Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants (defined below) and to facilitate the clearance and settlement transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Ownership of beneficial interests in the Notes will be limited to persons that have accounts with the Depositary ("participants") or other persons that may hold interests through participants. The Depositary has advised MacSaver that upon the issuance of the Global Notes representing the Notes, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the

Notes. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

     So long as the Depositary, or its nominee, is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. MacSaver understands that under existing industry practices, in the event that MacSaver requests any action of Holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payment of principal of, and interest on, Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Notes representing such Notes. None of MacSaver, the Trustee or any other agent of MacSaver or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Depositary, upon receipt of any payment of principal or interest in respect of a Global Note, will credit the accounts of the participants with payment in amounts proportionate to their respective beneficial interests in such Global Notes as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If (x) the Depositary is at any time unwilling or unable to continue as Depositary with respect to Global Notes or the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) MacSaver executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be transferable and exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes, the Global Notes will be transferable or exchangeable for Notes in definitive form of like tenor in an equal aggregate principal amount. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Notes.

ADDITIONAL COVENANTS OF HEILIG-MEYERS

     In addition to the covenants set forth in the Prospectus, the following covenants will be applicable to the Notes.

     LEVERAGE RATIO. Heilig-Meyers must maintain, as of the last day of each fiscal year of Heilig-Meyers, a ratio of Consolidated Debt to Consolidated Total Capital of not more than 0.65 to 1.00.

     "Consolidated Debt" means the aggregate amount of all Debt of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "Debt" means Indebtedness less all accounts payable and expenses incurred in the ordinary course of business which would otherwise be included as Indebtedness.

     "Consolidated Total Capital" means the sum of Consolidated Debt plus the aggregate amount of total stockholders' equity of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     FIXED CHARGE COVERAGE RATIO. Heilig-Meyers may not, and may not permit any Restricted Subsidiary to, issue, assume, guarantee, incur, create or otherwise become liable in respect of any Debt unless the ratio of Cash Flow to Fixed Charge, calculated for the immediately preceding period of four consecutive fiscal quarters, after giving effect, on a pro forma basis as if incurred at the beginning of such period, to such Debt and to any other Debt incurred since the end of such period, would equal or exceed 1.15 to 1.00, except that Heilig-Meyers or any Restricted Subsidiary may issue, assume, guarantee, incur, create or otherwise become liable in respect of (i) Debt of a Restricted Subsidiary payable to Heilig-Meyers or to a Restricted Subsidiary, (ii) Debt arising under bank loan facilities existing on the date of the Indenture or established after such date in accordance with the Indenture (as such facilities may be increased, extended, renewed or otherwise amended, supplemented or modified from time to time) (the aggregate principal amount of loans outstanding or available under such facilities on January 31, 1997 was $495,000,000, which amount may be increased in the future), (iii) Debt of any corporation or other entity outstanding at the time such corporation or other entity became a Restricted Subsidiary (and not incurred in contemplation thereof), (iv) Debt incurred to finance the purchase, construction or other acquisition of assets if such Debt could be secured by such assets in accordance with the Indenture (see "RESTRICTIONS ON LIENS" in the Prospectus), (v) Attributable Debt otherwise permitted under the Indenture (see "RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS" in the Prospectus), (vi) deferred payment obligations representing the unpaid purchase price of property, assets or services or Debt arising under any conditional sale or other title retention agreement, (vii) Debt not otherwise permitted by clauses (i) through (vi) above in an aggregate outstanding principal amount not to exceed $50,000,000 and (viii) Debt incurred in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness of Heilig-Meyers or any Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (vii) above), provided that (A) the principal amount of such Debt does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced or refunded plus all interest accrued thereon and all related fees and expenses (including, without limitation, any payments made in connection with the procurement of any required lender or similar consents), and
(B) for purposes of this clause (viii), Debt arising under bank loan facilities may only be refinanced, replaced or refunded with other bank loan facilities or with Debt that is subordinated to the Notes.

     "Cash Flow" means, for any period, the sum of (i) the consolidated net income of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries for such period plus (ii) Lease Expense for such period plus (iii) Interest Expense for such period plus (iv) the aggregate amount deducted in determining such consolidated net income in respect of income taxes, depreciation or amortization.

     "Lease Expense" means, for any period, the consolidated lease expense of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries for such period (excluding any portion of lease expense in respect of capitalized leases).

     "Interest Expense" means, for any period, the consolidated interest expense of Heilig-Meyers, MacSaver and the other Restricted Subsidiaries for such period (including, without limitation, the portion of any obligation under capitalized leases allocable to interest expense in accordance with generally accepted accounting principles).

     "Fixed Charge" means, for any period, the sum of (i) Lease Expense for such period plus (ii) Interest Expense for such period.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, MacSaver has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the respective principal amounts of Notes set forth opposite its name below:

                                                                                                                PRINCIPAL
                                                                                                                  AMOUNT
                                                UNDERWRITER                                                      OF NOTES
------------------------------------------------------------------------------------------------------------   ------------
Goldman, Sachs & Co.........................................................................................   $
NationsBanc Capital Markets, Inc............................................................................
Salomon Brothers Inc........................................................................................
                                                                                                               ------------
  Total.....................................................................................................   $100,000,000
                                                                                                               ------------
                                                                                                               ------------

     Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price
less a concession of     % of the principal amount of the Notes. The
Underwriters may allow, and such dealers may reallow, a concession not to exceed
    % of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. MacSaver and Heilig-Meyers have been advised by the Underwriters that they intend to make markets in the Notes but are not obligated to do so and may discontinue market making with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Each of Heilig-Meyers and MacSaver has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     From time to time Heilig-Meyers has retained each of the Underwriters, and MacSaver has retained certain of the Underwriters, to perform various investment banking and financial advisory services, for which they have received customary fees. Charles A. Davis, a director of Heilig-Meyers, is a limited partner of Goldman, Sachs & Co.

     NationsBanc Capital Markets, Inc. is an affiliate of NationsBank, N.A., an agent and lender under a credit agreement with MacSaver and Heilig-Meyers. MacSaver intends to use more than 10% of the net proceeds from the sale of the Notes to repay indebtedness owed by it to NationsBank, N.A. Accordingly, the offering of the Notes is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

                             VALIDITY OF SECURITIES

     The validity of the Notes and related Guarantees offered hereby will be passed upon for MacSaver and Heilig-Meyers by McGuire, Woods, Battle & Boothe, L.L.P., One James Center, Richmond, Virginia 23219, and for the Underwriters by Sullivan & Cromwell, 1701 Pennsylvania Avenue, Washington, D.C. 20006. Sullivan & Cromwell will rely as to all matters governed by Virginia law on the opinion of McGuire, Woods, Battle & Boothe, L.L.P.

                                  $400,000,000

                                     [LOGO]

                             HEILIG MEYERS COMPANY

                           COMMON STOCK AND WARRANTS

                       MACSAVER FINANCIAL SERVICES, INC.
                    (A SUBSIDIARY OF HEILIG-MEYERS COMPANY)

                           GUARANTEED DEBT SECURITIES
        UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM,
             IF ANY, AND INTEREST, IF ANY, BY HEILIG-MEYERS COMPANY
                            ------------------------

     Heilig-Meyers Company (the "Company") may offer and sell from time to time, together or separately, (i) shares of its common stock, $2 par value per share (the "Common Stock") and (ii) warrants to purchase Common Stock (the "Warrants"). MacSaver Financial Services, Inc., a wholly-owned subsidiary of the Company ("MacSaver"), may offer and sell from time to time its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness ("Debt Securities"). The Debt Securities will be unconditionally guaranteed (the "Guarantees") as to payment of principal of, and premium and interest on, if any, the Debt Securities by the Company. The Common Stock, Warrants and Debt Securities (collectively, together with the Guarantees, the "Securities") may be offered, separately or together, at prices and terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement") up to an aggregate initial offering price of $400,000,000 (or its equivalent, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company or MacSaver, as the case may be).

     Specific terms of the Securities for which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, currency, maturity, premium, rate of interest (or method of calculation) and time of payment thereof, terms for redemption at the option of MacSaver or the holder, the form of the Debt Securities (which may be in registered or permanent global form), the initial public offering price and certain other terms of the offering and sale of the Debt Securities and the terms of the Guarantees in respect of which this Prospectus is being delivered; (ii) in the case of Common Stock, the number of shares and initial public offering price of the Common Stock and (iii) in the case of Warrants, the number of shares of Common Stock which are issuable upon exercise, the exercise period, the methods of distribution, the initial public offering or purchase price and the exercise price and detachability if issued with other Securities, of Warrants for which the Prospectus Supplement is being delivered. The Prospectus Supplement will also contain information, as applicable, about any listing on a securities exchange of the Securities for which the Prospectus Supplement is being delivered.

     The Securities may be sold by the Company and MacSaver directly or indirectly through agents, underwriters or dealers as designated from time to time or through a combination of such methods. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

     This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                 ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                 The date of this Prospectus is July 24, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock is listed on the New York and Pacific Stock Exchanges, and such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

     The Company and MacSaver have filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

     In accordance with Staff Accounting Bulletin No. 53, relating to financial statement requirements in filings involving the guarantee of securities by a parent corporation, separate financial statements for MacSaver are not included in this Prospectus.

     The Company intends to ask the staff of the Commission for a "no-action" letter that it would not raise any objection if MacSaver does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, MacSaver is not expected to file periodic reports under the Exchange Act.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

          (a) the annual report on Form 10-K for the fiscal year ended February 29, 1996;

          (b) the quarterly report on Form 10-Q for the quarter ended May 31, 1996;

          (c) the description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 26, 1983 (File No. 1-8484), as amended by amendments on Form 8, filed with the Commission on April 9, 1985, February 23, 1988, September 20, 1989, July 31, 1990, August 6, 1992 and July 28, 1994, respectively; and

          (d) the description of the Rights to Purchase Preferred Stock, Series A contained in the Registration Statement on Form 8-A (File No. 1-8484) filed with the Commission on February 23, 1988 as amended by an amendment on Form 8 filed with the Commission on September 20, 1989.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230; Attention: Paige H. Wilson, Secretary, telephone (804) 359-9171.

                             HEILIG-MEYERS COMPANY

                                    BUSINESS

GENERAL

     The Company is the nation's largest publicly held specialty retailer of home furnishings with 739 stores (as of May 31, 1996), in 26 states and Puerto Rico. The Company's stores are primarily located in small towns and rural markets in the Southeast, Midwest, West and Southwest of the continental United States. The Company's operating strategy includes: (1) offering a broad selection of competitively priced home furnishings including furniture, consumer electronics, appliances, bedding and floor coverings; (2) locating stores primarily in small towns and rural markets which are at least 25 miles from a metropolitan area; (3) offering in-house credit programs to provide flexible financing to its customers; (4) utilizing centralized inventory and distribution systems in strategic regional locations to support store inventory and merchandise delivery options; and (5) emphasizing customer service, including free delivery on most major purchases and repair service for consumer electronics and other mechanical items. The Company believes this strategy of offering selection, credit, delivery and service generally allows it to have the largest market share among home furnishings retailers in most of its small-town markets.

     The Company has undertaken several programs to enhance operating efficiencies, reduce costs, improve management controls, and manage the growth of its business. These programs have included: a prototype store program featuring the latest in display techniques and construction efficiencies; a remodeling program under which stores are typically remodeled on a seven year schedule; improved distribution management with eight state-of-the-art distribution centers which are designed to service stores typically located within 250 miles of such centers (a ninth distribution center is under construction and expected to be completed by the end of the current fiscal year); information systems improvements including a sales and inventory control system and a company wide hardware upgrade which have allowed numerous system enhancements including satellite communications; a new purchasing strategy of consolidating vendors for purchasing advantages due to scale economies and improved inventory management including electronic data interchange (EDI) ordering and just-in-time ordering; and increased use of market segmentation techniques to identify prospective customers and to permit a more targeted direct mail advertising program.

     The Company's executive offices are located at 2235 Staples Mill Road, Richmond, Virginia 23230. The telephone number is (804) 359-9171. MacSaver is a Delaware corporation and a wholly-owned subsidiary of the Company through which financing is obtained for the operations of the Company and its other subsidiaries. The executive offices of MacSaver are located at 2 Reads Way, Suite 224, New Castle, Delaware 19720. The telephone number is (302) 325-3841.

STORE OPERATIONS

  GENERAL

     The Company believes that locating stores in small towns and rural markets provides an important competitive advantage. Currently, approximately 80% of all stores are located in towns with populations under 50,000 and more than 25 miles from a metropolitan market. As the majority of other home furnishings chains locate their stores in larger cities, competition in these small towns largely comes from locally-owned store operations which generally lack the financial strength to compete effectively with the Company. The Company believes that its stores have the largest market share among home furnishings retailers in the majority of their areas.

     The Company's stores generally range in size from 10,000 to 35,000 square feet, with the average being approximately 20,000 square feet. A store's attached or nearby warehouse usually measures from 3,000 to 5,000 square feet. A typical store is designed to give the customer an urban shopping experience in a rural location. The Company's existing store remodeling program, under which stores are remodeled on a rotational basis, provides the Company's older stores with a fresh look and up-to-date displays on a periodic basis.

  DISTRIBUTION

     The Company currently operates seven distribution centers in the continental U.S. and one center in Puerto Rico, each of which has cantilever racking and computer-controlled random-access inventory storage. Over the past two years, the Company expanded three of its distribution centers to handle increased sales levels. A ninth distribution center, currently being constructed in Athens, Texas, is scheduled to be completed by the end of the current fiscal year.

  CREDIT OPERATIONS

     The Company believes that offering flexible, in-house credit is an important part of its business strategy which provides a significant competitive advantage. Because installment credit is administered at the store level, terms can generally be tailored to meet the customer's ability to pay. The Company believes its credit program fosters customer loyalty and repeat business. Historically, approximately 80% of the Company's sales have been made through the Company's installment credit program.

     The following table sets forth certain data regarding the Company's credit operations:

                                                                                    FISCAL YEARS ENDED
                                                                   -----------------------------------------------------
                                                                                 FEB.       FEB.       FEB.       FEB.
                                                                   FEB. 29,       28,        28,        28,        29,
                                                                     1996        1995       1994       1993       1992
                                                                   ---------    -------    -------    -------    -------
Average number of installment accounts receivable(1)............   1,220,660    972,418    799,501    652,569    557,027
Average initial term of account (in months)(2)..................        17.2       16.6       16.7       16.6       16.5
Provision for doubtful accounts as % of sales...................         5.7%       4.8%       4.5%       4.4%       4.6%
Net charge-offs as % of sales...................................         5.0        4.6        4.1        4.1        4.3

---------------

(1) Includes securitized accounts receivable which are still serviced by the Company.

(2) For installment contracts originated during the indicated fiscal year, calculated at the date of origination.

MERCHANDISING

     The Company's merchandising strategy is to offer a broad selection of competitively priced home furnishings, including furniture and accessories, consumer electronics, appliances, bedding, and other items such as jewelry, small appliances and seasonal goods. The table below sets forth the percentage of sales of these items during the last five years:

                                                                                          FISCAL YEARS ENDED
                                                                             --------------------------------------------
                                                                             FEB. 29,    FEB. 28,    FEB. 28,    FEB. 28,
                                                                               1996        1995        1994        1993
                                                                             --------    --------    --------    --------
Furniture and accessories.................................................      58%         59%         59%         59%
Consumer electronics......................................................      12          11          12          13
Appliances................................................................       9           8           8           8
Bedding...................................................................      11          10          10          10
Other items...............................................................      10          12          11          10


                                                                            FEB. 29,
                                                                              1992
                                                                            --------
Furniture and accessories.................................................     58%
Consumer electronics......................................................     13
Appliances................................................................      8
Bedding...................................................................      9
Other items...............................................................     12

ADVERTISING AND PROMOTION

     In fiscal 1996, the Company distributed over 160 million direct mail circulars. This included monthly circulars sent by direct mail to over ten million households on the Company's mailing list and special private sale circulars mailed to over two million of these households each month, as well as during special promotional periods. During fiscal 1996, the Company continued to utilize market segmentation techniques (begun in fiscal 1994) to identify prospective customers by matching their demographics to those of existing customers. Management believes ongoing market research and improved mailing techniques enhance the Company's ability to place circulars in the hands of potential customers most likely to make a purchase. The Company believes that availability, as well as the terms of credit, are key determinants in the purchase decision, and therefore, promotes credit availability by disclosing monthly payment terms in its circulars. Historically, expenses for advertising and promotion have been between 6% and 8% of sales. Advertising expense was above its historical levels in fiscal 1996 at approximately 8.4% of sales.

CORPORATE EXPANSION

     The Company has grown from 322 stores at February 28, 1991, to 716 stores at February 29, 1996. Over this time period, the Company has expanded from its traditional Southeast operating region into the Midwest, West, Southwest and outside the continental United States into Puerto Rico. The Company currently operates stores in

Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia, Wisconsin and Puerto Rico. Management believes that the Company's size and geographically diverse store locations are competitive advantages and allow for greater stability in its operations.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include repayment of outstanding indebtedness, capital expenditures, working capital requirements and possible future acquisitions. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company or MacSaver, as the case may be, and the availability and cost of other funds. Allocation of the proceeds of particular Securities, or the principal reasons for the offering if no such allocation has been made, will be described in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the years indicated:

                                                                                               YEAR ENDED FEBRUARY (28)29
                                                                                          ------------------------------------
                                                                                          1996    1995    1994    1993    1992
                                                                                          ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges.....................................................   1.62x   2.28x   2.50x   2.35x   2.06x

     For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized leases) to income before income taxes and extraordinary items. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities and related Guarantees are to be issued under an Indenture (the "Indenture"), among MacSaver, the Company and First Union National Bank of Virginia, as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indenture are referred to, such Sections, Articles or defined terms are incorporated herein by reference. Article and Section references used herein are references to Articles and Sections of the Indenture. Capitalized terms not otherwise defined herein shall have the meanings given in the Indenture.

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "U.S. Dollars" or "dollars").

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by MacSaver. The Debt Securities will be unsecured unsubordinated obligations of MacSaver and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of MacSaver.

     The Debt Securities will be unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest. See "Guarantees."

     Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which the principal of and premium, if any, on such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the dates on which such interest, if any, will be payable and the record dates therefor; (7) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if other than The City of New York; (8) the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of MacSaver or are subject to repurchase at the option of the holders; (9) the terms of any sinking fund or analogous provision; (10) if other than U.S. dollars, the Currency for which the Debt Securities may be purchased and the Currency in which the payment of principal thereof and premium, if any, and interest, if any, thereon may be made, and the ability, if any, of MacSaver, or the holders of Debt Securities to have payments made in any Currency other than those in which the Debt Securities are stated to be payable; (11) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (12) whether any such Debt Securities are to be issuable in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series); (13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security; (14) the applicability, if any, of the defeasance or covenant defeasance provisions of the Indenture applicable to such Debt Securities; (15) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name the Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the Indenture; (16) the portion of the principal amount of Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (17) the authorized denominations in which Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities); (18) the terms, if any, upon which Debt Securities may be exchangeable for other Securities; (19) whether the amount of payments of principal of, premium, if any, and interest, if any, on Debt Securities may be determined with reference to an index, formula or other method or methods (any Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; (20) the terms of the Guarantees in respect of which this Prospectus is being delivered; and (21) any other terms of such Debt Securities.

     As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of Debt Securities in such context.

     Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indenture) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars, are described below under "United States Taxation."

     If the purchase price of any Debt Securities is payable in a Currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any Currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such Foreign Currency will be specified in the Prospectus Supplement relating thereto.

     Under the Indenture, the terms of the Debt Securities of any series may differ and MacSaver, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series.

     The Indenture does not contain any provisions which may afford the holders of any of the Debt Securities protection in the event of a highly leveraged transaction or similar transaction involving the Company or MacSaver. Any such provisions, if applicable to any Debt Securities, will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

GUARANTEES; HOLDING COMPANY STRUCTURE

     The Company will unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on the Debt Securities, when and as the same shall become due and payable, whether at the maturity date, by declaration of acceleration, call for redemption or otherwise. The Guarantees will remain in effect until the entire principal of, premium, if any, and interest on the Debt Securities shall have been paid in full or otherwise discharged in accordance with the provisions of the Indenture.

     The Company conducts its operations primarily through its wholly-owned subsidiaries, including MacSaver, and substantially all of the Company's consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including its obligations under the Guarantees, are largely dependent upon the earnings of such subsidiaries.

     Because the Company is a holding company, the Company's obligations under the Guarantees will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the holders of the Debt Securities under the Guarantees, to participate in the assets of any subsidiary (other than MacSaver) upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. Although certain debt instruments to which the Company and its subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and lease and letter of credit obligations.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that MacSaver may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

     Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by MacSaver in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of MacSaver by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but MacSaver may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith.

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as MacSaver may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by MacSaver in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by MacSaver is illegal or effectively precluded by exchange controls or similar restrictions.

     Unless otherwise indicated in the applicable Prospectus Supplement, MacSaver will not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the Prospectus Supplement relating to such series.

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at a meeting of the holders thereunder, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security beneficially owned by the Company or MacSaver or by any obligor on such Debt Security or any Affiliate of the Company or MacSaver or such other obligor shall be deemed not to be outstanding.

REDEMPTION AND REPURCHASE

     The Debt Securities of any series may be redeemable at the option of MacSaver, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by MacSaver at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The various restrictive provisions of the Indenture applicable to the Company and the Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets of Unrestricted Subsidiaries are not consolidated with those of the Company and the Restricted Subsidiaries in calculating Consolidated Net Tangible Assets, and investments by the Company or by the Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in calculating Consolidated Net Tangible Assets. A "Restricted Subsidiary" is MacSaver and any other subsidiary of the Company or MacSaver which is organized under the laws of the United States or any state thereof or Canada or Puerto Rico, which conducts substantially all of its business and has substantially all of its assets within the United States or Canada or Puerto Rico, of which more than 80% (by number of votes) of the voting securities or other similar ownership interests is owned by the Company and/or one or more Restricted Subsidiaries and which is not designated by the Company as an Unrestricted Subsidiary in accordance with the Indenture. An "Unrestricted Subsidiary" is a subsidiary of the Company or MacSaver which is designated by the Company as an Unrestricted Subsidiary in accordance with the Indenture or which does not come within the definition of a Restricted Subsidiary. (Section
101)

     The Company may designate any Restricted Subsidiary, other than MacSaver, as an Unrestricted Subsidiary if, immediately after such designation, (i) such subsidiary does not hold or own, directly or indirectly, any Funded Debt or capital stock of any Restricted Subsidiary, (ii) the Company could incur additional Secured Funded Debt in compliance with the Indenture, (iii) neither the Company nor any Restricted Subsidiary guarantees any obligations of such subsidiary and (iv) no Default or Event of Default would exist. The Guarantor may not designate any Unrestricted Subsidiary as a Restricted Subsidiary unless, immediately after giving effect to such designation, such subsidiary is in compliance with all of the covenants of the Indenture applicable to Restricted Subsidiaries, the Company could incur additional Secured Funded Debt (without securing the Debt Securities equally and ratably) in compliance with the Indenture and no Default or Event of Default would exist. The Company must at all times ensure that MacSaver is a wholly-owned Restricted Subsidiary. (Section
1010)

     RESTRICTIONS ON SECURED FUNDED DEBT. The Company may not, and may not permit any Restricted Subsidiary to, issue, assume, guarantee, incur, create or otherwise become liable in respect of any Secured Funded Debt, unless the Debt Securities are secured equally and ratably with (or prior to) such Secured Funded Debt, except (i) Secured Funded Debt of a Restricted Subsidiary outstanding at the date of the Indenture (there was no such Secured Funded Debt outstanding as of June 28, 1996), (ii) Secured Funded Debt of a Restricted Subsidiary payable to the Company or to a Restricted Subsidiary, (iii) Secured Funded Debt of any corporation or other entity outstanding at the time such corporation or other entity became a Restricted Subsidiary (and not incurred in contemplation thereof), (iv) Secured Funded Debt otherwise permitted under the Indenture (see "RESTRICTIONS ON LIENS"), (v) Attributable Debt otherwise permitted under the Indenture (see "RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS"), (vi) Secured Funded Debt not otherwise permitted by clauses (i) through (v) above, provided that, (1) at the time of the issuance, assumption, guarantee, incurrence or creation thereof no Default or Event of Default is continuing or would be created thereby and (2) after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing and the aggregate amount of all Secured Funded Debt does not exceed 5% of Consolidated Net Tangible Assets as of the end of the immediately preceding fiscal quarter and (vii) renewals, extensions and refundings of Secured Funded Debt permitted by clauses (i) through (vi) above, provided that the amount of such Secured Funded Debt is not increased unless otherwise permitted by such clauses. (Section 1007)

     "Secured Funded Debt" means Funded Debt of any Restricted Subsidiary (other than MacSaver) or which is secured by a mortgage, security interest, pledge, conditional sale or other title retention agreement or other lien upon any assets of the Company, MacSaver or any other Restricted Subsidiary (other than liabilities in connection with capital lease obligations or industrial development bonds). (Section 101)

     "Funded Debt" means Indebtedness having a final maturity of more than one year from the date of determination thereof or which is renewable or extendible at the option of the obligor for a period or periods more than one year from such date of determination. (Section 101)

     "Indebtedness" means all obligations of the Company, MacSaver or any other Restricted Subsidiary which, in accordance with generally accepted accounting principles consistently applied, are classified as liabilities on the most recently available consolidated balance sheet of the Company and the Restricted Subsidiaries (other than liabilities for minority interests or deferred taxes), together with the following obligations of the Company, MacSaver or any other Restricted Subsidiary, determined in accordance with generally accepted accounting principles consistently applied, whether or not classified as liabilities (other than obligations with respect to leases of real property or interests therein that are classified as operating leases in accordance with generally accepted accounting principles consistently applied): (i) indebtedness for borrowed money and deferred payment obligations representing the unpaid purchase price of property, assets or services; (ii) capitalized lease obligations; (iii) guarantees and endorsements of obligations of others, directly or indirectly, and all other repurchase agreements and indebtedness in effect guaranteed through an agreement, contingent or otherwise, to purchase such indebtedness, or to purchase or sell property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or to supply funds to or in any manner invest in the debtor, or otherwise to assure a creditor against loss (but excluding guarantees and endorsements of notes, bills and checks made in the ordinary course of business and of obligations of Restricted Subsidiaries); and (iv) indebtedness secured by any mortgage, lien, pledge, conditional sale agreement, title retention agreement, or other security interest or encumbrance upon property owned by the Company, MacSaver or any other Restricted Subsidiary, even though such indebtedness has not been assumed and notwithstanding that the rights and remedies of the seller, lender or lessor under such agreement in the event of default may be limited to repossession or sale of such property. (Section 101)

     "Attributable Debt" means the obligations incurred by the Company, MacSaver or any other Restricted Subsidiary as lessee in connection with sale and leaseback transactions, in each case valued at the lesser of (i) the fair market value of the property subject to such transaction or (ii) the present value (discounted to present value in accordance with generally accepted accounting principles consistently applied) of the obligation of the lessee for rental payments (other than contingent rental payments and amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments and similar charges) during the term of such lease. (Section 101)

     "Consolidated Net Tangible Assets" means the total amount of all assets of the Company, MacSaver and the other Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, less the sum (without duplication) of (i) the amount, if any, at which intangible assets (including goodwill, trade names, trademarks, patents, organization expenses and other similar intangibles) and unamortized debt discount and expense appear on a consolidated balance sheet, (ii) any write-up of tangible assets after the date of the Indenture, (iii) all investments, loans or advances made by the Company, MacSaver or any other Restricted Subsidiary in or to any Unrestricted Subsidiary (valued at the book value thereof) and (iv) all liabilities other than minority interests, deferred taxes and the aggregate amount of Funded Debt of the Company, MacSaver and the other Restricted Subsidiaries on a consolidated basis (eliminating intercompany items). (Section 101)

     RESTRICTIONS ON LIENS. The Company may not, and may not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, lien, encumbrance or charge of any kind on its or such Restricted Subsidiary's property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or any Restricted Subsidiary's general creditors, or acquire or agree to acquire any property or assets upon conditional sale agreements or other title retention devices, except (i) liens securing Indebtedness existing on the date of the Indenture (the principal amount of such Indebtedness outstanding on May 31, 1996 was $3,842,816), (ii) liens securing Indebtedness incurred to finance the purchase, construction or other acquisition of assets after the date of the Indenture, provided that (A) any such lien shall attach only to such asset and (B) at the time of acquisition of such asset, the amount remaining unpaid on the Indebtedness secured by such lien shall not exceed 100% of the lesser of the total purchase price or fair market value of such asset, (iii) liens for property taxes and assessments or governmental charges or levies, and liens securing claims or demands of mechanics, suppliers, carriers, landlords and other like Persons, provided that payment thereof is being contested in good faith by appropriate proceedings and adequate reserves have been set aside with respect thereto, (iv) liens incurred or deposits made in the ordinary course of business (A) in connection with worker's compensation, unemployment insurance, social security and other like laws or (B) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, in each case not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property, (v) attachment, judgment and other similar liens arising in connection with court proceedings, provided that execution and other enforcement are effectively stayed and all claims which the liens secure are being actively contested in good faith by appropriate proceedings, (vi) liens securing Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary, (vii) liens on real property, interests therein or related fixtures and equipment subject to leases that are classified as operating leases in accordance with generally accepted accounting principles consistently applied,
(viii) minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions and other minor title exceptions and (ix) liens securing Indebtedness incurred after the date of the Indenture and not otherwise permitted by clauses (i) through (viii) above, provided that, (1) at the time of the issuance, assumption, guarantee, incurrence or creation thereof no Default or Event of Default is continuing or would be created thereby, and
(2) after giving effect thereto and to the application of the proceeds thereof, the aggregate amount of all such Indebtedness does not exceed 10% of Consolidated Net Tangible Assets as of the end of the immediately preceding fiscal quarter. (Section 1008)

     The Company, MacSaver or any other Restricted Subsidiary may subject any of its properties to any lien or encumbrance otherwise prohibited by the foregoing paragraph provided that, concurrently with the imposition of any such lien, the Debt Securities are secured equally and ratably with all other obligations secured thereby (as evidenced by an opinion of counsel). (Section 1008)

     RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS. The Company may not, and may not permit any Restricted Subsidiary to, sell any property and then lease back that property or similar property under a lease that (i) is entered into more than 365 days after the later of the date of acquisition of such property by the Company, MacSaver or any other Restricted Subsidiary or the date of completion and occupancy by the Company, MacSaver or any other Restricted Subsidiary of improvements constructed on such property and (ii) has a term of more than three years, or is renewable or extendible for a total term of more than three years, unless, after giving effect to such transaction and to the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing and the aggregate amount of all Attributable Debt does not exceed 10% of Consolidated Net Tangible Assets as of the end of the immediately preceding fiscal quarter. (Section 1009)

     RESTRICTIONS ON MERGERS, CONSOLIDATIONS, CONVEYANCES AND TRANSFERS. The Company may not, and may not permit any Restricted Subsidiary to, merge or consolidate with or into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any other Person, except
(i) any Restricted Subsidiary may merge or consolidate with or into the Company or any wholly-owned Restricted Subsidiary so long as, in any merger or consolidation involving the Company, the Company is the surviving or continuing corporation, (ii) any wholly-owned Restricted Subsidiary formed solely to facilitate transfers of properties or assets accounted for as sales under generally accepted accounting principles consistently applied may convey or transfer such properties or assets substantially as an entirety to any other Person and (iii) the Company or any Restricted Subsidiary may merge or consolidate with or into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any other Person if (A) the Person into which the Company or such Restricted Subsidiary is merged or the Person formed by such consolidation, or the Person that acquires by conveyance or transfer, or that leases, the properties or assets of the Company or such Restricted Subsidiary substantially as an entirety, is organized and validly existing under the laws of the United States and expressly assumes, by written instrument, all of the obligations of the Company or MacSaver, as the case may be, under the Indenture, (B) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (C) certain other conditions are met. (Article VIII)

EVENTS OF DEFAULT

     An Event of Default with respect to the Debt Securities of any series is defined in the Indenture as being: (i) default for 30 days in payment of any interest with respect to any Debt Security of such series; (ii) default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption or otherwise; (iii) default in making any sinking fund payment or payment under any analogous provision when due with respect to any Debt Security of such series; (iv) default by the Company or MacSaver in the performance, or breach, of any other covenant or warranty in the Indenture (other than a covenant or warranty included therein solely for the benefit of series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 60 days after notice to MacSaver and the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) certain events of bankruptcy, insolvency or reorganization of the Company or MacSaver; (vi) any acceleration of the maturity of any Indebtedness of the Company, MacSaver or any other Restricted Subsidiary for borrowed money in an aggregate principal amount exceeding $20,000,000, or a failure to pay such Indebtedness at its stated maturity; provided, that an Event of Default shall not be deemed to occur with respect to the acceleration of the maturity of any such Indebtedness if the event that caused such acceleration shall be cured or such acceleration shall be rescinded within 10 days; or (vii) any other Event of Default established for the Debt Securities of such series. No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

     The Indenture provides that if an Event of Default with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount (or portion thereof) shall automatically become due and payable. However, at any time after an acceleration with respect to the Debt Securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. (Section
502) For information as to waiver of defaults, see "Description of Debt Securities -- Modification, Waiver and Meetings." Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities or Indexed Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities or Indexed Securities upon the occurrence of an Event of Default and the continuation thereof.

     Subject to the provisions of the Trust Indenture Act of 1939 requiring the Trustee, during an Event of Default under the Indenture, to act with the requisite standard of care, a Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered such Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to such series.

     No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to such Trustee to institute such proceeding as trustee and (iii) such Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

     The Company and MacSaver each will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not, to their knowledge, it is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1005)

MODIFICATION, WAIVERS AND MEETINGS

     The Indenture contains provisions permitting the Company or MacSaver and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series and affected by a modification or amendment, to modify or amend any of the provisions of the Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under the Indenture, PROVIDED that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities or reduce the principal amount thereof or any premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Debt Securities that would be due and payable upon an acceleration of the maturity thereof, or adversely affect any right of repayment at the option of any holder, or change any place where, or the Currency in which, any Debt Securities issued under the Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities, or (ii) reduce the aforesaid percentage of Debt Securities of any series, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities. The Indenture also contains provisions permitting the Company, MacSaver, and the Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend the Indenture in order to, among other things, (a) add to the Events of Default or the covenants of the Company or MacSaver for the benefit of the holders of all or any series of Debt Securities; (b) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons; (d) to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect; or (e) to amend or supplement any provision contained in the Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive, insofar as that series is concerned, compliance by the Company or MacSaver with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Securities of such series affected.

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of each series. A meeting may be called at any time by the Trustee, and also, upon request, by MacSaver or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Upon the direction of MacSaver, the Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by MacSaver (subject to the survival of certain provisions thereof, including the obligation to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and MacSaver has deposited with the Trustee, in trust, funds in U.S. dollars or in such other currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any, (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by MacSaver, any such Additional Amounts) to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) MacSaver or the Company, as the case may be, has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, MacSaver will remain obligated, following such deposit, to pay (and the Guarantee of the Company will continue to apply to such payment of) Additional Amounts on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid.

     Unless otherwise provided in the applicable Prospectus Supplement, MacSaver may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to omit to comply with its obligations with respect to certain restrictive covenants in Section 1005 (Statement as to Compliance), Section 1011 (Waiver of Certain Covenants), and, to the extent specified pursuant to Section 301 (Amount Unlimited; Issuable in Series), and any other covenant applicable to such Debt Securities in the Indenture and, if indicated in the applicable Prospectus Supplement, its obligations with respect to any other covenant applicable to the Debt Securities of such series, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars or in such other currency in which such Debt Securities are payable at Stated Maturity, and/or Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by MacSaver, any such Additional Amounts with respect to) such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the due dates therefor, whether upon maturity, redemption or otherwise.

     Such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement to which MacSaver or the Company is a party or is bound, and (ii) MacSaver has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. It shall also be a condition to the effectiveness of such defeasance or covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and been continuing on the date of such deposit and, with respect to defeasance only, at any time during the period ending on the 91st day after the date of such deposit into trust.

     Unless otherwise provided in the applicable Prospectus Supplement, if after MacSaver has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such Foreign Currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

     In the event MacSaver effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or Government Obligations deposited with the Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, MacSaver would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

TITLE

     The Company, MacSaver, the Trustee and any agent of any of them may treat the person in whose name a registered Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of the Company or MacSaver, as the case may be, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with MacSaver, the Company and its other subsidiaries from time to time, provided that if such Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the Indenture, or else resign. In that event, MacSaver would be required to appoint a successor Trustee.

                          DESCRIPTION OF COMMON STOCK

     The Company has authorized 250,000,000 shares of Common Stock, par value $2.00 per share. As of May 31, 1996, there were 48,596,271 shares of Common Stock outstanding. The following brief description of the Common Stock does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of the Company's Restated Articles of Incorporation and its By-laws, copies of which have been filed with the Commission.

     Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor after payment of dividends on any outstanding Preferred Stock and are entitled to one vote for each share of Common Stock held by them with respect to all matters upon which they are entitled to vote.

     The Company's Restated Articles of Incorporation contain a provision that reduces the shareholder vote required for amending the Articles of Incorporation in certain circumstances from the two-thirds vote generally applicable to a simple majority vote. The majority vote will be applicable except when the effect of the amendment is (a) to reduce the shareholder vote required to approve a merger, a statutory share exchange, a sale of all or substantially all of the assets of the Company or the dissolution of the Company, or (b) to delete all or any part of such provision. In addition, the vote required by other provisions of the Restated Articles of Incorporation is necessary if such provisions require the approval of more than a majority of the votes entitled to be cast.

PREFERRED STOCK

     The Company has authorized 3,000,000 shares of Preferred Stock, par value $10.00 per share. As of May 31, 1996, there were no shares of Preferred Stock outstanding. The Board of Directors of the Company, without further action by the stockholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting right, and any other preferences of special rights and qualifications. Shares of Common Stock would be subject to the preferences, rights and powers of any such shares of Preferred Stock as set forth in the Company's Restated Articles of Incorporation and the resolutions establishing one or more series of Preferred Stock. Holders of the Preferred Stock, if and when issued, will be entitled to vote as required under applicable Virginia law. Such law includes provisions for the voting of the Preferred Stock in the case of any amendment to the Restated Articles of Incorporation affecting the rights of holders of the Preferred Stock, the payment of certain stock dividends, merger or consolidation, sale of all or substantially all of the Company's assets and dissolution. There are no agreements or understandings for the designation of series of Preferred Stock or the issuance of shares thereunder, except pursuant to the Shareholders' Rights Plan discussed below.

SHAREHOLDERS' RIGHTS PLAN

     The following summary of certain provisions of the Company's Shareholders' Rights Plan and the Rights Agreement dated as of February 17, 1988 between the Company and Crestar Bank as Rights Agent, as amended by Supplements No. 1 through No. 4 dated as of September 15, 1989 (together, as amended, the "Rights Agreement"), does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, including the form of Rights Certificate attached thereto, each of which has been filed with the Commission and is incorporated by reference herein.

     On February 17, 1988 the Board of Directors of the Company declared a dividend distribution of one preferred share purchase right (a "Right") on each outstanding share of Common Stock pursuant to a Shareholders' Rights Plan. The Rights are exercisable only upon the attainment of, or the commencement of a tender offer to attain, a specified ownership interest in the Company by a person or group. When exercisable, each Right would entitle its holder to purchase one-hundredth of a newly issued share of cumulative Participating Preferred Stock, Series A, par value $10.00 per share (the "Series A Preferred Stock") at an exercise price of $75, subject to adjustment. A total of 750,000 shares of Series A Preferred Stock has been reserved. Each share of Series A Preferred Stock shall entitle the holder to 100 votes and has an aggregate dividend rate of 100 times the amount paid to holders of the Common Stock. Upon occurrence of certain events, each holder of a Right will become entitled to purchase shares of Common Stock having a value of twice the Right's then current exercise price in lieu of Series A Preferred Stock. Each share of Common Stock offered pursuant to this Prospectus and an accompanying Prospectus Supplement shall have one Right attached to it.

VIRGINIA STOCK CORPORATION ACT

     The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of certain material transactions between a Virginia corporation and any beneficial holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

     For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the Company's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

     The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirements provide that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

     None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not "opted out" of the Affiliated Transactions provisions.

     Virginia law provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. The Board of Directors of a Virginia corporation can opt out of this provision at any time before four days after receipt of a control share acquisition notice.

TRANSFER AGENT

     The transfer agent for the Common Stock is Wachovia Bank of North Carolina, N.A.

                            DESCRIPTION OF WARRANTS

     The Company may issue (either separately or together with other Securities) warrants for the purchase of Common Stock (the "Warrants"). The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The form of Warrant Agreement, including the form of certificates representing the Warrants ("Warrant Certificates"), that will be entered into with respect to a particular offering of Warrants will be filed as an exhibit to or incorporated by reference in the Registration Statement. The following summary of certain provisions of the Warrant Agreement and the Warrants and the summary of certain terms of the particular Warrant Agreement and Warrants set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the particular Warrant Agreement and the related Warrant Certificates, all of which are incorporated herein by reference.

     The following description of the Warrants sets forth certain general terms and provisions of the Warrants and the related Warrant Agreement to which any Prospectus Supplement may relate. Certain other terms of any Warrants and the related Warrant Agreement will be described in the applicable Prospectus Supplement. If so indicated in the accompanying Prospectus Supplement, the terms of the Warrants offered thereby and the related Warrant Agreement may differ from the terms set forth below.

GENERAL

     Reference is made to the applicable Prospectus Supplement for the terms of the Warrants offered thereby, including (where applicable): (1) the title and aggregate number of such Warrants; (2) the number of shares of Common Stock that may be purchased upon exercise of each such Warrant; (3) the price, or the manner of determining the price, at which such shares may be purchased upon such exercise; (4) if other than cash, the property and manner in which the exercise price of such Warrants may be paid; and any minimum number of such Warrants that are exercisable at any one time; (5) the time or times at which, or period or periods during which, such Warrants may be exercised and the expiration date of such Warrants; (6) the terms of any right of the Company to redeem such Warrants; (7) the terms of any right of the Company to accelerate the exercise of such Warrants upon the occurrence of certain events; (8) whether such Warrants will be sold with any other Securities, and the date, if any, on and after which such Warrants and any such other Securities will be separately transferable; (9) whether Warrants will be issued in registered or bearer form;
(10) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations relating to such Warrants; and (11) any other terms of such Warrants.

     Warrant Certificates may be surrendered for transfer or exchange for new Warrant Certificates of authorized denominations at any office or agency of the relevant Warrant Agent maintained for such purpose, subject to the terms of the related Warrant Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Warrant Certificates will be issued in denominations evidencing any whole number of Warrants. No service charge will be made for any permitted transfer or exchange of Warrant Certificates, but the Company or the Warrant Agent may require payment of any tax or other governmental charge payable in connection therewith.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Warrants, by payment of such exercise price in the Currency and in the manner specified in the Prospectus Supplement. Warrants may be exercised at any time up to the date and time specified in the applicable Prospectus Supplement for the expiration thereof. After the specified expiration time on the specified date of expiration, unexercised Warrants will become void.

     Upon receipt at an office or agency indicated in the applicable Prospectus Supplement of (i) payment of the exercise price and (ii) the Warrant Certificate properly completed and duly executed, the Company will, as soon as practicable, issue and deliver the shares of Common Stock purchasable upon such exercise. Unless otherwise indicated in the applicable Prospectus Supplement, fractional shares of Common Stock will not be issued upon the exercise of Warrants and, in lieu thereof, the Company will make a cash payment in an amount determined as provided in the applicable Prospectus Supplement. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. The holder of a Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of Common Stock purchased upon such exercise.

MODIFICATIONS

     Any Warrant Agreement and the terms of the related Warrants may be modified or amended by the Company and the applicable Warrant Agent, without the consent of any holder of the related Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially and adversely affect the interests of the holders of the related Warrants.

     The Company and the applicable Warrant Agent may also modify or amend the applicable Warrant Agreement and the terms of the related Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Warrants affected thereby; PROVIDED THAT no such modification or amendment that accelerates the expiration date, increases the exercise price, or reduces the number of outstanding Warrants the consent of whose holders is required for any such amendment or modification, may be made without the consent of each holder affected thereby.

NO RIGHTS AS HOLDERS

     Holders of Warrants for the purchase of shares of Common Stock are not entitled, by virtue of being such holders, to vote, consent or receive notice as stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any other rights whatsoever as stockholders of the Company, or to receive any dividends or distributions, if any, on the Common Stock.

                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of ownership of Debt Securities is based upon the opinion of McGuire, Woods, Battle & Boothe, L.L.P., special tax counsel to the Company and MacSaver. It deals only with Debt Securities held as capital assets, and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Debt Securities that are part of a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. It also does not deal with Holders other than original purchasers who purchase Debt Securities at the original offering price and thus does not deal with the "market discount rules." Moreover, the summary deals only with Debt Securities that are due to mature not later than 30 years from the date on which they are issued. The United States federal income tax consequences of ownership of Debt Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable Prospectus Supplement. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, judicial decisions, and published rulings and other administrative guidance issued by the Internal Revenue Service (the "Service"), as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. Additionally, the discussions below under "Original Issue Discount -- Debt Securities Subject to Contingencies Including Optional Redemption" and "Original Issue Discount -- Variable Debt Securities" take into account Treasury Regulations that were issued as final regulations on June 11, 1996 and that will apply to Debt Securities issued on or after August 13, 1996.

     Prospective purchasers of Debt Securities should consult their own tax advisors concerning the consequences of ownership of Debt Securities, in their particular circumstances, under the Code and the applicable laws of any State, local or foreign taxing jurisdiction.

     The federal income tax consequences of ownership of other Securities, including Common Stock and Warrants, will be discussed in an applicable Prospectus Supplement.

UNITED STATES HOLDERS

PAYMENTS OF INTEREST

     Except as provided below under "Original Issue Discount", interest on a Debt Security (including "qualified stated interest" on a "Discount Debt Security", as defined below) will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States,

(ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Debt Security.

     If an interest payment is denominated in, or determined by reference to, a currency, composite currency or basket of currencies other than the U.S. dollars (a "foreign currency"), the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election must apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and may not be revoked without the consent of the Service.

     Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Debt Security) denominated in, or determined by reference to, a foreign currency, the accrual basis United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue the interest income represented by such payment, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

     GENERAL. A Debt Security with a maturity of more than one year from the date of issue will be treated as issued at an original issue discount (a "Discount Debt Security") if its "stated redemption price at maturity" exceeds its issue price by more than a "de minimis amount" (as defined below). Generally, the issue price of a Debt Security will be the first price at which a substantial amount of Debt Securities included in the issue of which the Debt Security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Debt Security is the total of all payments provided by the Debt Security that are not payments of "qualified stated interest." A qualified stated interest payment generally is any one of a series of stated interest payments on a Debt Security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Debt Security. Special rules for determining qualified stated interest payable on certain Debt Securities bearing interest at a variable rate are described below under "Original Issue
Discount -- Variable Rate Debt Securities".

     In general, if a Debt Security's stated redemption price at maturity exceeds its issue price by less than an amount equal to 1/4 of 1 percent of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Debt Security is not a Discount Debt Security. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Debt Security with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Debt Security are made. The includible amount with respect to each such payment will equal the total amount of the Debt Security's de minimis original issue discount multiplied by a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Debt Security.

     United States Holders of Discount Debt Securities having a maturity of more than one year from their date of issue must, generally, include in computing their taxable income original issue discount ("OID") calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Debt Security. The amount of OID includible in income by a United States Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Debt Security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Debt Security may be of any length selected by the United States Holder and may vary in length over the term of the Debt Security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Debt Security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security's adjusted issue price at the beginning of the accrual period and such Debt Security's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Debt Security allocable to the accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the issue price of the Debt Security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Debt Security that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Debt Security contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths of each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between
(x) the amount payable at the maturity of the Debt Security (other than any payment of qualified stated interest) and (y) the Debt Security's adjusted issue price as of the beginning of the final accrual period.

     ACQUISITION PREMIUM. A United States Holder that purchases a Debt Security for an amount less than or equal to the sum of all amounts payable on the Debt Security after the purchase date (other than payments of qualified stated interest) but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denominator of which is the excess of the sum of all amounts payable on the Debt Security after the purchase date, other than payments of qualified stated interest, over the Debt Security's adjusted issue price.

     PRE-ISSUANCE ACCRUED INTEREST. If (i) a portion of the initial purchase price of a Debt Security is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Debt Security is to be made within one year of the Debt Security's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Debt Security by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Debt Security.

     DEBT SECURITIES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. In the case of Debt Securities issued on or after August 13, 1996, in general, if a Debt Security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency) and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, special rules apply for purposes of determining the yield and maturity of the Debt Security. If, based on all the facts and circumstances as of the issue date, a single payment schedule, including the stated payment schedule, is significantly more likely than not to occur, then, in general, the yield and maturity of the Debt Security are computed based on that payment schedule.

     If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the amount of interest taken into account for each accrual period would be determined by constructing a projected payment schedule for the Debt Security and applying rules similar to those for accruing OID on a noncontingent debt instrument. This method is applied by first determining the yield at which MacSaver would issue a fixed rate debt instrument with terms and conditions similar to the contingent payment Debt Security (the comparable yield) and then determining a payment schedule as of the issue date that would produce the comparable yield.

     Notwithstanding the general rules for determining yield and maturity in the case of Debt Securities subject to contingencies, if MacSaver or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Debt Security under an alternative payment schedule or schedules, then (i) in the case of an option or options of MacSaver, MacSaver will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Debt Security and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Debt Security. If both MacSaver and the Holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Debt Security is determined by using any date on which the Debt Security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Debt Security as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) fails to occur, or actually occurs but in a manner inconsistent with the assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Debt Security is repaid as a result of the change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Debt Security are redetermined by treating the Debt Security as having been retired and reissued on the date of the change in circumstances for an amount equal to the Debt Security's adjusted issue price on that date.

     The federal income tax treatment of Debt Securities providing for alternative payment schedules applicable upon the occurrence of one or more contingencies will be described in greater detail in the applicable Prospectus Supplement.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A United States Holder may elect to include in gross income all interest that accrues on a Debt Security using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Debt Securities Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Debt Security with respect to which this election has been made, the issue price of the Debt Security will equal the electing United States Holder's adjusted basis in the Debt Security immediately after its acquisition, the issue date of the Debt Security will be the date of its acquisition by the electing United States Holder, and no payments on the Debt Security will be treated as payments of qualified stated interest. This election will generally apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Debt Security with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Debt Security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     VARIABLE RATE DEBT SECURITIES. A "Variable Rate Debt Security" is a Debt Security that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) .015 multiplied by the product of (x) the total noncontingent principal payments and (y) the number of complete years to maturity from the issue date, or (2) 15 percent of the total noncontingent principal payments; (ii) does not provide for any stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates", (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate";
(iii) provides that a qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate (i.e., the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day); and (iv) does not provide for any contingent principal payments other than as provided in clause
(i) of this sentence.

     In the case of Debt Securities issued on or after August 13, 1996, a variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Debt Security is denominated or (ii) it is equal to the product of a qualified floating rate described in clause (i) and either (a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions) unless such restrictions are fixed throughout the term of the Debt Security or are not reasonably expected to significantly affect the yield on the Debt Security.

     In the case of Debt Securities issued on or after August 13, 1996, an "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information, including one or more qualified floating rates or the yield or changes in the price of one or more actively traded items of personal property other than stock or debt of the issuer or a related party. A variable rate is not an objective rate, however, if it is based on information within the control of the issuer or a related party or is unique to the circumstances of the issuer or a related party, or if it is reasonably expected that the average value of the rate during the first half of the Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Debt Security's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of the qualified floating rate.

     In general, if a Variable Rate Debt Security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the Debt Security is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, a fixed rate equal to the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Debt Security.

     If a Variable Rate Debt Security does not provide for stated interest at a single qualified floating rate or objective rate or at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Debt Security are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Debt Security (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and
(iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Debt Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Debt Security is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Debt Security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     The federal income tax treatment of any Debt Security that provides for payments of stated interest at a variable rate, but does not meet the foregoing requirements of a Variable Rate Debt Security, will be described in the applicable Prospectus Supplement.

     SHORT-TERM DEBT SECURITIES. In general, an individual or other cash basis United States Holder of a Debt Security with a term of one year or less (a "short-term Debt Security") is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Debt Securities as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Debt Securities on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder.

     In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Debt Securities will be required to defer deductions for interest on borrowings allocable to short-term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Debt Security, including stated interest, are included in the short-term Debt Security's stated redemption price at maturity.

     FOREIGN CURRENCY DISCOUNT DEBT SECURITIES. OID for any accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Debt Security), a United States Holder may recognize ordinary income or loss.

DEBT SECURITIES PURCHASED AT A PREMIUM

     A United States Holder that purchases a Debt Security for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Debt Security will be reduced by the amount of amortizable bond premium allocable (based on the Debt Security's yield to maturity) to such year. In the case of a Debt Security that is denominated in, or determined by reference to, a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Debt Securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount."

PURCHASE, SALE AND RETIREMENT OF THE DEBT SECURITIES

     A United States Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Debt Security and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Debt Security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Debt Security. The U.S. dollar cost of a Debt Security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and its tax basis in the Debt Security. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue
Discount -- Short-Term Debt Securities" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Debt Security that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a Debt Security or on the sale or retirement of a Debt Security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Debt Securities or upon exchange for U.S. dollars) will be ordinary income or loss.

INDEXED DEBT SECURITIES

     The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Indexed Securities (other than Debt Securities subject to the rules governing Variable Rate Debt Securities).

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder of a Debt Security who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in each case not subject to United States federal income tax on a net income basis in respect of income or gain from a Debt Security. This discussion assumes that the Debt Security or coupon is not subject to the rules of Section 871(h) (4) (A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party). In addition, solely with respect to United States federal estate tax, the discussion assumes that the Debt Security had a maturity date, when issued, that was not less than 184 days from the date of issuance.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

          (1) payments of principal, premium (if any) and interest, including OID, by MacSaver or any of its paying agents to any holder of a Debt Security or coupon that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (i) the beneficial owner of the Debt Security or coupon does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of MacSaver entitled to vote, (ii) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to MacSaver through stock ownership, (iii) if the Debt Security is a Registered Security, either (a) the beneficial owner of the Debt Security certifies to MacSaver or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security on behalf of a beneficial owner certifies to MacSaver or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof and (iv) in the case of a Debt Security which is not a Registered Security, the Debt Security is offered, sold and delivered in compliance with applicable restrictions relating to issuance of debt obligations which are not in registered form and payments on the Debt Securities are made in accordance with the applicable procedures relating to the issuance of debt obligations which are not in registered form (both of which restrictions and procedures will be described in the applicable Prospectus Supplement);

          (2) a United States Alien Holder of a Debt Security or coupon will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Debt Security or coupon; and

          (3) a Debt Security or coupon held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of MacSaver entitled to vote and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently proposed Internal Revenue Service Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (1)(iii) above. The Proposed Regulations also would require in the case of Debt Securities held by a foreign partnership, that (x) the certification described in clause (1)(iii) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     UNITED STATES HOLDERS. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to, and to the accrual of OID on a Discount Debt Security with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     UNITED STATES ALIEN HOLDERS. Under current law, information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Debt Security if, in the case of Debt Securities which are Registered Securities, either of the certifications described in clause
(1)(iii) under 'United States Alien Holders' above is received, provided that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Debt Securities that are Registered Securities. See the discussion above with respect to the Proposed Regulations.

     Payments of the proceeds from the sale by a United States Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

     The Company or MacSaver may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the NYSE or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. In connection with distributions of Common Stock or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Stock registered hereunder in the course of hedging through short sales the positions they assume with the Company.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or MacSaver or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or MacSaver and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company or MacSaver will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company and, in the case of Debt Securities, MacSaver, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company and, in the case of Debt Securities, MacSaver against certain liabilities, including liabilities under the Act.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company or MacSaver in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of the Securities to which this Prospectus relates will be passed upon for the Company and, in the case of Debt Securities, MacSaver by McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia, which serves as general counsel to the Company. As of June 27, 1996, partners and associates of McGuire, Woods, Battle & Boothe, L.L.P., who performed services in connection with the offering made by this Prospectus, owned of record and beneficially 2,574 shares of Common Stock. Robert L. Burrus, Jr., a director of the Company, is a partner of that firm. The validity of the Securities offered hereby will be passed upon for any relevant Underwriters by Sullivan & Cromwell, New York, New York, who will rely upon the opinion of McGuire, Woods, Battle & Boothe, L.L.P. with respect to matters of Virginia law.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from Heilig-Meyers Company's Annual Report on Form 10-K for the year ended February 29, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MACSAVER OR HEILIG-MEYERS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                       PAGE
                                                       ----
The Issuer..........................................    S-2
Heilig-Meyers Company...............................    S-2
Use of Proceeds.....................................    S-2
Recent Developments.................................    S-2
Capitalization......................................    S-3
Selected Consolidated Financial Information of
  Heilig-Meyers.....................................    S-4
Pro Forma Combined Financial Data...................    S-5
Description of Notes................................    S-9
Underwriting........................................   S-12
Validity of Securities..............................   S-12


                     PROSPECTUS

Available Information...............................      2
Incorporation of Certain Documents by Reference.....      2
Heilig-Meyers Company...............................      3
Use of Proceeds.....................................      5
Ratio of Earnings to Fixed Charges..................      5
Description of Debt Securities......................      5
Description of Common Stock.........................     16
Description of Warrants.............................     17
United States Taxation..............................     19
Plan of Distribution................................     26
Validity of Securities..............................     27
Experts.............................................     27

                                  $100,000,000

                               MACSAVER FINANCIAL
                                 SERVICES, INC.
                            % NOTES DUE            , 2002

                            GUARANTEED AS TO PAYMENT
                          OF PRINCIPAL AND INTEREST BY

                                 HEILIG-MEYERS
                                    COMPANY

                            ------------------------

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                              [HEILIG MEYERS LOGO]



                              GOLDMAN, SACHS & CO.
                       NATIONSBANC CAPITAL MARKETS, INC.
                              SALOMON BROTHERS INC

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